AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Agreement") dated as of January 28, 2000, between SPORTSLINE.COM, INC., a Delaware corporation (the "Company"), and Michael Levy (the "Executive").

                             PRELIMINARY STATEMENTS

         A. The Company and the Executive are parties to that certain Employment Agreement dated as of June 15, 1998, as amended by an Amendment to Employment Agreement dated as of August 10, 1999 (the "Prior Employment Agreement");


         B. The Company and the Executive desire to amend and restate the Prior Employment Agreement as set forth herein;

         C. The Compensation Committee ("Compensation Committee") of the Board of Directors of the Company (the "Board") has approved the execution and delivery by the Company of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth in this Agreement.

         2. Term of Agreement. Subject to the terms and conditions hereof, the term of the Executive's employment pursuant to this Agreement (the "Term") shall commence on June 15, 1998 and shall continue in effect through December 31, 2003. The Term may be extended or renewed at any time by mutual written agreement.

         3. Position and Duties. The Executive shall serve as the Chairman of the Board, President and Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. The Executive shall also have such other powers and duties as may from time to time be delegated to him by the Board, provided that such duties are consistent with his present duties and with the Executive's position. The Executive shall report to the Board. The Executive shall devote substantially all of his working time and efforts during normal business hours to the business and affairs of the Company in substantially the same manner (both as to working time and effort) as the Executive has devoted to the Company in the past; provided, that it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements or
(iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         4. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with his present travel obligations. The

Company shall not, without the written consent of the Executive, relocate or transfer its principal executive offices outside Broward County, Florida.

         5. Compensation and Related Matters.

         (a) Base Salary. The Executive shall receive a base salary, payable in substantially equal bi-weekly installments, at the annual rate of at least $385,000 during each fiscal year during the Term beginning January 1, 2000, or such greater amount as shall be determined by the Compensation Committee ("Compensation Committee") of the Board or the entire Board, in its sole discretion (the "Base Salary"). Notwithstanding the foregoing, on January 1, 2001 and on each January 1 thereafter (the "Salary Adjustment Date"), the Executive's then Base Salary shall be increased by an amount equal to 10% of the Base Salary payable to the Executive during the preceding calendar year. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee or the Board, be increased at any time or from time to time. Any increase in the Base Salary or other compensation granted by the Compensation Committee or the Board shall in no way limit or reduce any other obligation of the Company under this Agreement and, once established at an increased specified rate, the Base Salary shall not thereafter be reduced.

         (b) Incentive Compensation. In addition to the Base Salary, during the Term the Executive shall be entitled to receive an annual bonus (the "Annual Bonus") for each fiscal year for which the Company achieves its budgeted EBITDA target (the "Target"), in an amount equal to fifty percent (50%) of the Executive's Base Salary for such fiscal year. The Target for each fiscal year shall be approved by the Compensation Committee not later than 90 days after the beginning of each fiscal year. For purposes of this Section, the term "EBITDA" means the Company's earnings before income taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles, consistently applied with the Company's past practices, and as reflected in the Company's audited financial statements for the relevant fiscal year. If the Company does not achieve the Target for any fiscal year, no Annual Bonus shall be payable for such fiscal year. The Annual Bonus payable with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to the Executive within sixty (60) days after the end of the fiscal year; provided, that (i) any amount paid shall be subject to increase or decrease based upon the results of the Company's audited financial statements with respect to such year, (ii) the amount of Annual Bonus payable for any fiscal year during which the Term expires or this Agreement is terminated shall be prorated and payable only with respect to the portion of the fiscal year during which the Executive was employed by the Company and (iii) no Annual Bonus shall be payable with respect to any fiscal year during which the Executive's employment is terminated by the Company for Cause, or by the Executive for other than Good Reason. In addition to the Annual Bonus, the Executive shall be entitled to receive such other bonuses or incentive compensation as the Compensation Committee may determine in its sole discretion, taking into consideration such criteria as it shall deem relevant. The Executive shall be entitled to participate in any bonus pool established by the Company for its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such bonus pool.

         (c) Stock Options. During the Term, the Executive shall be entitled to receive stock option grants, no less frequently than annually. The number of stock options and the terms and conditions of stock options granted to the Executive shall be determined by the Compensation Committee in its discretion; provided, that beginning in 2000, the Executive shall be granted stock options to purchase at least 175,000 shares of the Company's common stock during each calendar year.

         In addition, effective August 10, 1999, the Company will grant to the Executive pursuant to the Company's 1997 Incentive Compensation Plan (the "Plan") non-qualified stock options (the "Options") to purchase 200,000 shares of the Company's common stock, at an exercise price equal to the closing price per share of the common stock on August 10, 1999, as reported by Nasdaq. The Options shall be granted pursuant to and subject to the terms and conditions of the Plan and shall have a ten-year term. Notwithstanding anything in the Plan or the forms of agreements evidencing the Options to the contrary, the Options shall vest and become exercisable in full on the first business day of the calendar quarter immediately following the calendar quarter in which the Company first achieves positive EBITDA; and in no event shall the Options be exercised, in whole or in part, unless and until such event occurs."

         (d) Expenses. During the Term, the Company, in accordance with its expense reimbursement policies and procedures in effect for senior management employees from time to time, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

         (e) Other Benefits. The Company shall not make any changes in any employee benefit plans or arrangements in effect on the date of this Agreement in which the Executive participates, (including without limitation, to the extent in effect, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, life insurance policies, officers and directors policies, stock option plan, life insurance plan, medical and health insurance plan, disability plan, dental plan, health-and-accident plan or, similar plans or arrangements) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to an amendment applicable to all senior executives and/or employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other senior executives and/or employees of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. The Company shall also provide the Executive such coverage under any directors and officers liability policies it maintains as is provided to its other senior management employees. Nothing paid or provided to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or any other obligation payable to the Executive pursuant to this Agreement.

         (f) Vacation. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated in any calendar year during which the Executive is employed under this Agreement for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

         (g) Perquisites and Fringe Benefits. The Executive shall be entitled to continue to receive all perquisites and fringe benefits provided or available to senior executive officers of the Company in accordance with present practice and as may be changed from time to time with respect to all senior executive officers of the Company.

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

         (h) Working Facilities. The Company shall furnish the Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

         6. Other Offices. The Executive agrees to serve without additional compensation as a director of the Company and any of its subsidiaries and as an officer of any of the Company's present or future subsidiaries; provided, that the Executive shall be indemnified for serving in any and all such capacities on a basis no less favorable than may be from time to time provided to other senior executives of the Company, and the Company shall use its best efforts consistent with sound business practices obtain and maintain appropriate coverage under officers and directors policies.

         7. Restrictive Covenants.


         (a) Noncompetition. The Executive agrees that he will not, either during the Term or for a period of two years following any termination of this Agreement, other than a termination by the Executive for Good Reason (as hereinafter defined) or a termination by the Company without Cause (as hereinafter defined), directly or indirectly, engage in, operate, have any investment or interest or otherwise participate in any manner (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity that engages, directly or indirectly, in a Competing Business; provided, that the Executive may continue to hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any company which are publicly traded, so long as the Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. For purposes of this Agreement, the term "Competing Business" means any sole proprietorship, partnership, corporation or business or any other person or entity that owns, operates, manages or distributes an on-line service that provides sports news, information and content, whether such service is accessed through the Internet, a commercial on-line service or otherwise.

         (b) Unauthorized Disclosure. During the Term and for a period of two years following any termination of this Agreement, other than a termination by the Executive for Good Reason (as hereinafter defined) or a termination by the Company without Cause (as hereinafter defined), the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company (or its subsidiaries) or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's customers, suppliers, creditors, lenders, investment bankers, methods of distribution or methods of marketing, the disclosure of which he knows will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

         (c) Nonsolicitation of Employees. During the Term and for a period of two years following any termination of this Agreement, other than a termination by the Executive for Good Reason (as hereinafter defined) or a termination by the Company without Cause (as hereinafter defined), the Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

         (d) Injunction. It is recognized and hereby acknowledged by the Company and the Executive that a breach by the Executive of any of the agreements contained in this Section 7 may cause irreparable harm or damage to the Company or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive and the Company agree that the Company and any of its subsidiaries shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining any and all violations of such agreements by the Executive or his associates, affiliates, partners or agents, and that such right to an injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         (e) Certain Provisions. The limitations of Section 7(a) shall terminate if upon termination of this Agreement for any reason the Company does not fulfill its obligations as required by Section 9 hereof; however, such termination shall not affect the rights of the Executive to receive all payments, undiminished in any way, provided by such Section 9. The provisions of
Section 7 shall apply during the time the Executive is receiving any payments from the Company as a result of a termination resulting from Disability.

         8. Termination. The Executive's employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

         (a) Death. The Executive's employment under this Agreement shall terminate automatically upon his death.

         (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the performance of his duties under this Agreement for six consecutive months during any twelve-month period, and within 30 days after written notice of termination is given (which notice may only be given after the end of such six-month period), the Executive shall not have returned to the performance of his duties under this Agreement, the Company may terminate the Executive's employment under this Agreement for "Disability."

         (c) Cause. The Company may terminate the Executive's employment under this Agreement for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or from the termination of this Agreement by the Executive for Good Reason), after a demand for substantial performance is delivered to the Executive by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, and the Executive shall have failed to resume substantial performance of such duties within thirty (30) days of receiving such demand, (ii) the willful engaging by the Executive in criminal conduct (including embezzlement and criminal fraud) which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the conviction of the Executive of a felony (other than a traffic violation) or the conviction of the Executive of a misdemeanor which impairs the Executive's ability substantially to perform his duties with the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board then in office (other than the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clause (i), (ii) or (iii), above, and specifying the particulars thereon in detail.

         (d) Termination by the Executive. The Executive may terminate his employment under this Agreement (i) for Good Reason, or (ii) if his health should become impaired to any extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that at the Company's request and expense the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

         For purposes of this Agreement the term "Good Reason" shall mean, without the Executive's express prior written consent, the occurrence of any one or more of the following: (A) the assignment to the Executive of any duties or reporting obligations other than those contemplated by, or any limitation of the powers of the Executive in any respect not contemplated by, Section 3 hereof, or any other action by the Company which results in a diminution in the nature or status of the Executive's position, authority, duties or responsibilities; (B) a reduction by the Company in the Executive's Base Salary as the same shall be increased from time to time; (C) the Company's requiring the Executive to be based at a location outside of Broward County, Florida; (D) a failure by the Company to comply with its other obligations and agreements contained herein, including but not limited to any failure by the Company to comply with any of the provisions of Section 5 hereof; (E) a failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 10(c) hereof; or (F) any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 8(e) hereof and otherwise in accordance with the terms of this Agreement, and for purposes of this Agreement, no such termination shall be effective.

         The Executive's right to terminate his employment for Good Reason or Retirement shall not be affected by his incapacity due to physical or mental illness, nor shall the Executive's continued employment constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of this Section 8(d), any good faith determination of "Good Reason" made by the Executive shall be conclusive; provided, that with respect to the matters set forth in clauses (A) and (D), above, the Executive shall give the Board thirty (30) days prior written notice of his intent to terminate this Agreement as a result of any breach or alleged breach of the applicable provision and the Company shall have the right to cure any such breach or alleged breach within such 30-day period; provided, that no such prior written notice or opportunity to cure shall be required following a Change in Control.

         (e) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 8(a), above) shall be communicated by written Notice of Termination to the other party hereto given in accordance with


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

Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive to set forth in any Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

         (f) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties during such thirty (30) day period),
(iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination after the expiration of any cure periods, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given after the expiration of any cure periods; provided, that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by a binding and final arbitration award or an adjudication by a court of competent jurisdiction (and in such event the Company shall continue to perform its obligations hereunder until the date so determined).

         9. Compensation Upon Termination or During Disability.

         (a) Death. If the Executive's employment shall be terminated by reason of his death, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, (i) any unpaid amounts of his Base Salary or Incentive Compensation accrued prior to the date of his death and (ii) a lump sum death benefit equal to the sum of the Executive's then current Base Salary and the Executive's Incentive Compensation for the immediately preceding calendar year (the "Most Recent Incentive Compensation"); and upon making such payments, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death pursuant to Section 5(c)); provided, that the Executive's spouse, beneficiaries or estate shall also be entitled to receive any amounts or other benefits payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company in accordance with the terms thereof, or any other agreement between the Executive and the Company. In addition, all unvested stock options held by the Executive on the Date of Termination shall continue to vest and become exercisable in accordance with the vesting schedule for such stock options then in effect, and each such stock option, together with any previously vested and unexercised stock options, shall be exercisable in accordance with their respective terms for a period of one (1) year following the date on which it becomes vested (or, in the case of any previously vested and unexercised options, one (1) year following the Date of Termination) or, if earlier, until the then scheduled expiration date(s) of such options.

         (b) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary and any Incentive Compensation until the Executive's employment is terminated pursuant to Section 8(b) hereof, or until the Executive terminates his employment pursuant to


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

Section 8(d)(ii) hereof, whichever first occurs. Following such termination, the Executive shall be paid in equal monthly installments an amount equal to his Base Salary at the rate in effect at the time Notice of Termination is given until the later of one year after termination of his employment or the expiration of the Term (as in effect on the date of termination), plus any disability payments otherwise payable by or pursuant to plans provided by the Company. In addition, the Executive shall be entitled to receive any amounts payable pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Executive in accordance with the terms thereof. In addition, all unvested stock options held by the Executive on the Date of Termination shall continue to vest and become exercisable in accordance with the vesting schedule for such stock options then in effect, and each such stock option, together with any previously vested and unexercised stock options, shall be exercisable in accordance with their respective terms for a period of one (1) year following the date on which it becomes vested (or, in the case of any previously vested and unexercised options, one (1) year following the Date of Termination) or, if earlier, until the then scheduled expiration date(s) of such options; provided, that such vesting shall discontinue immediately, and any unexercised options shall terminate and be cancelled immediately upon a breach by the Executive of the provisions of Section 7 hereof or the Executive's acceptance of employment with another entity.

         (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause, or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given (or on the Date of Termination if no Notice of Termination is required hereunder) plus all other amounts to which the Executive is entitled under any plan, program, policy or practice of the Company or otherwise at the time such payments are due and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company's obligations hereunder.

         (d) Good Reason; Other than Cause or Disability. If the Company shall terminate the Executive's employment other than for Cause or Disability (it being understood that a purported termination for Cause or Disability which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or the Executive shall terminate his employment for Good Reason, then the Company shall pay the Executive, not later than the fifth day following the Date of Termination, the aggregate of the following amounts:

                  (A) his full Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder, any accrued Incentive Compensation and any other amounts to which the Executive is entitled under any plan, policy, practice or program of the Company or otherwise at the time such payments are due;

                  (B) the product of (x) the Most Recent Incentive Compensation, times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

                  (C) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the Date of Termination, and as a severance benefit to the Executive, a lump sum amount equal to the greater of (x) two (2) times the Executive's annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination and (y) the amount of Base Salary that would have been payable to


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

         the Executive through the end of the Term had the Executive's employment not been terminated, assuming that the Executive's annual Base Salary for such period was determined in accordance with the provisions of Section 5(a).

         (e) Acceleration of Vesting; Sale of Shares. Unless the Company terminates the Executive's employment for Cause, the Executive terminates his employment for other than Good Reason or the Executive's employment is terminated due to his death or Disability, upon (i) termination of the Executive's employment or (ii) upon a Change of Control, all unvested stock options held by the Executive on the Date of Termination shall immediately vest and become exercisable; and all such stock options, together with any previously vested and unexercised stock options, shall be exercisable by the Executive in accordance with their respective terms for a period of one (1) year following the Date of Termination or the date of the Change in Control, as the case may be, or, if earlier, until the then scheduled expiration date(s) of such options. The Company shall provide the Executive such cooperation and assistance as may reasonably be necessary to effect cashless exercises of such stock options, as well as the sale of any restricted Company securities beneficially owned by the Executive at the Date of Termination.

         For purposes of this Agreement, a "Change in Control" means and shall be deemed to have occurred if: (i) any person, entity or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (A) the Company, its subsidiaries or any employee benefit plan established and maintained by the Company or its subsidiaries, or (B) the Executive or any of the Executive's affiliates, becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; (ii) the individuals who, as of the date hereof constitute the Company's Board of Directors (as of the date hereof, the "Incumbent Board") cease for any reason to constitute a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the shareholders of the Company approve (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

         (f) Maintenance of Benefit. Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Executive and/or his family for two (2) years after termination for any reason, all employee medical, health and hospitalization plans and programs in which the Executive and/or his family was entitled to participate in immediately prior to the Date of Termination provided that the continued participation of the Executive and/or his family is possible under the general terms and provisions of such plans and


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

programs. In the event that the participation of the Executive and/or his family in any such plan or program is barred, the Company shall arrange to provide the Executive and/or his family with benefits substantially similar to those which the Executive and/or his family would otherwise have been entitled to receive under such plans and programs from which his or their continued participation is barred.

         (g) Full Settlement. The Company's obligation to make the payments provided for herein and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except claims in respect of the Executive's gross negligence, wilful misconduct or violation of any applicable law. The Executive shall not be required to mitigate the amount of any payment provided for in Section 9 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 9 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or business, by profits earned by the Executive from any source at any time before or after the Date of Termination, or otherwise. Unless the Executive is found by a court of competent jurisdiction to have committed an act that constitutes gross negligence, wilful misconduct or a violation of applicable law, the Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses incurred by the Executive as a result of any contest or dispute (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, or by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement (including the amount of any payment pursuant to Section 9 hereof or the validity of any purported termination by the Company hereunder).

         10. Successors.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforce able by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's personal or legal representatives or, if there be no such persons, the Executive's estate.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its


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

business and/or assets as aforesaid which executes and delivers an assumption and agreement provided for in this Section 10(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

         11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Except as herein specifically provided, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

         12. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:


         If to the Company:         SportsLine.com, Inc.
                                    6350 N.W. 5th Way
                                    Fort Lauderdale, Florida 33309
                                    Attn:  Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         13.      Miscellaneous.

         (a) This Agreement has been approved by the Board. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and such officer as may be specifically designed by the Board.

         (b) The failure by either party hereto to insist upon compliance with any condition or provision of this Agreement shall not be deemed a waiver of such condition or provision or any other provision hereof.

         (c) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement supersedes any other employment agreement between the Company and the Executive (including, without limitation, the Prior Employment Agreement).

         (d) The Company may withhold from any accounts payable under this Agreement all Federal, state or other taxes as legally shall be required.

         (e) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without reference to principles of conflicts of laws.

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

         (f) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         (g) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date and year first above written.

                                   SPORTSLINE.COM, INC.


                                   By: /s/ Kenneth W. Sanders
                                       -----------------------------------
                                   Title:  Senior Vice President and Chief
                                           Financial Officer


                                       /s/ Michael Levy
                                       -----------------------------------
                                           Michael Levy


         The foregoing Employment Agreement was approved by the Compensation Committee of the Company's Board of Directors:



 /s/ Sean McManus
 -----------------
Sean McManus



 /s/ Gerry Hogan
 -----------------
Gerry Hogan

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